UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. [   ])

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ALON USA ENERGY, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Our Stockholders:
The Board of Directors has determined that the 2016 Annual Meeting of Stockholders of Alon USA Energy, Inc., or Alon, will be held on May 3, 2016, at 8:30 a.m., Dallas, Texas time, at 12712 Park Central Drive, Conference Room 1, Dallas, Texas 75251, for the following purposes:

(1)	To elect eleven directors to serve until the 2017 annual meeting; and

(2)	To ratify the appointment of KPMG LLP as Alon’s independent registered public accounting firm for 2016.
Information concerning the matters to be voted upon at the annual meeting is set forth in the accompanying Proxy Statement. Holders of record of Alon’s common stock as of the close of business on March 8, 2016, are entitled to notice of, and to vote at, the annual meeting.
To make it easier for you to vote, Internet and telephone voting are available. The instructions on your proxy card describe how to use these services. If you prefer, you can vote by mail by completing your proxy card and returning it in the enclosed envelope. We urge you to vote your proxy promptly by Internet, telephone or mail, whether or not you plan to attend the annual meeting in person. If you do attend the annual meeting in person, you may withdraw your proxy and vote personally on all matters brought before the annual meeting.
Important Notice Regarding the Availability of Proxy Materials for the 2016 Annual Meeting of Stockholders to be held on May 3, 2016. Pursuant to Securities and Exchange Commission rules we have elected the “full set delivery” option of providing proxy materials to our stockholders whereby we are delivering to all stockholders paper copies of all of our proxy materials, including a proxy card, as well as providing access to our proxy materials on a publicly accessible website. Alon’s Notice of Annual Meeting, Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2015 are available on the Internet at www.proxyvote.com.
By order of the Board of Directors,
James Ranspot
Senior Vice President, General Counsel and Corporate Secretary

Alon USA Energy, Inc.
12700 Park Central Dr., Suite 1600
Dallas, Texas 75251

ALON USA ENERGY, INC.
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 3, 2016
GENERAL INFORMATION
This Proxy Statement and the proxy card will be made available to stockholders beginning on or about April 1, 2016, in connection with the solicitation of proxies by the Board of Directors of Alon USA Energy, Inc., which we refer to as Alon or the Company, to be voted at the 2016 Annual Meeting of Stockholders of Alon to be held May 3, 2016 and at any postponement or adjournment thereof. The accompanying notice describes the time, place and purposes of the annual meeting.
Holders of record of Alon’s common stock, $0.01 par value, at the close of business on March 8, 2016, the record date, are entitled to vote on the matters presented at the annual meeting. On the record date, there were 71,076,808 shares of common stock issued and outstanding and entitled to one vote per share on each matter submitted to the stockholders. The common stock is the only outstanding class of voting securities of Alon.
The holders of a majority of the outstanding shares of common stock on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting. For purposes of determining whether a quorum exists, abstentions and broker non-votes will be included in determining the number of shares present or represented at the annual meeting. If the persons present or represented by proxy at the annual meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the annual meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.
A “broker non-vote” occurs when your broker submits a proxy card for your shares of common stock held in a fiduciary capacity (often referred to as being held in “street name”), but does not indicate a vote on a particular matter because the broker has not received voting instructions from you and does not have authority to vote on that matter without such instructions. Under the rules that govern brokers who are voting shares held in street name, brokers have the discretion to vote those shares on routine matters but not on non-routine matters. Routine matters include the ratification of the appointment of the independent registered public accountants. Non-routine matters include the election of directors and stockholder proposals. In order to obtain approval of the matters brought to a vote at the annual meeting, the following votes are required:

•	Election of Directors: A plurality of the votes cast is required for the election of directors. Only votes FOR or WITHHELD are counted. Broker non-votes are not counted for the election of directors.

•
Ratification of the appointment of independent auditors:  Approval of the ratification of the appointment of independent auditors requires the favorable vote of a majority of votes cast. Only votes FOR or AGAINST this proposal are counted. Broker non-votes count as votes “FOR” the ratification of the appointment of independent auditors.

Abstentions count for quorum purposes, but not for voting.
Shares will be voted as indicated by the stockholder by Internet or telephone or on the proxy card. A stockholder who has given a proxy may revoke it as to any proposal on which a vote has not already been taken by signing a proxy bearing a later date or by a written notice delivered to the Secretary of Alon USA Energy, Inc. in care of Broadridge Financial Solutions, Attention: Vote Processing, at 51 Mercedes Way, Edgewood, NY, 11717 or at the executive offices of Alon USA Energy, Inc., 12700 Park Central Dr., Suite 1600, Dallas, Texas 75251, at any time up to the meeting or any postponement or adjournment thereof, or by delivering it to the Chairman of the meeting.
If no instructions are indicated, such shares will be voted:

•	FOR the director nominees identified below; and

•	FOR the ratification of the appointment of KPMG LLP as Alon’s independent registered public accounting firm for 2016.
Alon pays for the cost of soliciting proxies for the annual meeting. In addition to the solicitation of proxies by mail, proxies may be solicited by email, telephone and otherwise by directors, officers or employees of Alon, none of whom will be specially compensated for such activities. Alon also intends to request that brokers, banks and other nominees solicit proxies from their principals and will reimburse such brokers, banks and other nominees for reasonable expenses incurred by them in connection with such activities.

CORPORATE GOVERNANCE MATTERS
The Board of Directors
At the date of this Proxy Statement, the Board of Directors, or the Board, consists of eleven members. Eleven director nominees have been nominated for election at the annual meeting to serve for a one-year term expiring at Alon’s annual meeting of stockholders in 2017.
During 2015, the Board held 13 meetings. Each director attended at least 75% of the total number of meetings of the Board and committees on which he or she served. Two of our directors attended Alon’s annual meeting of stockholders held in 2015. Under Alon’s Corporate Governance Guidelines, each director is expected to devote the time necessary to appropriately discharge his or her responsibilities and to rigorously prepare for, and attend and participate in, Board meetings and meetings of Board committees on which he or she serves. Each director is expected to ensure that other commitments do not materially interfere with his or her service on the Board of Alon.
The age, principal occupation, board qualifications and certain other information for each director nominee are set forth below:
Ezra Uzi Yemin, 47, has served as a director of the Company and was elected Chairman of the Board in May 2015. Mr. Yemin has served as the Chairman of the Board of Delek since December 2012, as Delek’s Chief Executive Officer since June 2004 and as Delek’s president and a director since April 2001. Mr. Yemin also served as Delek’s treasurer from April 2001 to November 2003 and as Delek’s secretary from May 2001 to August 2005. Mr. Yemin’s duties with Delek include the formulation of its policies and direction, oversight of its executive officers, and overall responsibility for Delek’s operation and performance. Mr. Yemin has also served as the chairman of the board of directors and chief executive officer of Delek Logistics GP, LLC since April 2012.
Ilan Cohen, 57, has served as a director of the Company since May 2014. Mr. Cohen has served as the Chief Executive Officer of Ilan Cohen Investments since 2006. Since 2009, Mr. Cohen has also served on the board of Israel Discount Bank and Edmond de Rothschield, Israel, or EDRIS, and currently serves as vice chairman of EDRIS. From 2006-2013, Mr. Cohen served as the Executive Chairman and a Partner in Insuline, a medical device company listed on the TASE. Mr. Cohen was also the co-founder of POC Management Consulting, and served as its senior partner and CEO from 1985 until 1990, and from 1991 through 2004. From 2004 until 2006, Mr. Cohen worked as the director general in the office of the Prime Minister of Israel. Mr. Cohen holds a B.A. from Tel-Aviv University, where he graduated Cum Laude and an M.B.A. from INSEAD in Fontainebleau, France, with distinction. The Board has concluded that Mr. Cohen’s financial education and expertise, directorship and executive experience, and distinguished government experience qualify him to serve as member of the Board.
Assaf Ginzburg, 40, has served as a director of the Company since May 2015. Mr. Ginzburg has served as Delek’s Chief Financial Officer since January 2013, a Delek Executive Vice President since May 2009 and as a Delek vice president since February 2005. Mr. Ginzburg has also served as a member of the board of directors and an executive vice president of Delek Logistics GP, LLC since April 2012, and as its chief financial officer since January 2013. Mr. Ginzburg has been a member of the Israel Institute of Certified Public Accountants since 2001.
Frederec Green, 50, has served as a director of the Company since May 2015. Mr. Green has served as Delek’s Executive Vice President since May 2009 and as the primary operational officer for Delek’s refining operations since joining Delek in January 2005. Mr. Green has also served as a member of the board of directors and an executive vice president of Delek Logistics GP, LLC since April 2012. Mr. Green has more than 25 years of experience in the refining industry, including fourteen years at Murphy Oil USA, Inc. where he served as a senior vice president during his last six years. Mr. Green has experience ranging from crude oil and feedstock supply, through all aspects of managing a refining business to product trading, transportation and sales.
Ron W. Haddock, 75, has served as a director of the Company since December 2000. Mr. Haddock also served as Chairman & CEO of AEI Services, LLC, an international power generation and distribution, and natural gas transmission distribution company since 2003. Mr. Haddock has also served as a director of Petron Corporation, a Philippine oil refining and marketing company, since 2009. From January 1989 to July 2000, Mr. Haddock served as Chief Executive Officer of Fina, Inc. Mr. Haddock also served on the Boards of Safety-Kleen Systems, Inc., a waste management, oil recycling and refining company, from 2003 to 2012, and Trinity Industries, Inc., a diversified transportation, industrial and construction company, from 2007 to 2013, as well as eight other Corporate Boards. The Board has concluded that Mr. Haddock’s extensive directorship experience, past executive positions within the refining industry, financial reporting background and expertise qualify him to serve as a member of the Board.

William J. Kacal, 67, a new nominee for election to the Company’s Board of Directors, currently serves as a director and Chairman of the Audit Committee of U.S. Silica Holdings, Inc., as a director of Integrity Bancshares, Inc., located in Houston, Texas, and its wholly-owned subsidiary, Integrity Bank SSB (“Integrity Bank”), the National Association of Corporate Directors - Texas Tri-Cities Chapter, and Goodwill Industries of Houston (“Goodwill Houston”). Mr. Kacal serves on the Audit Committee of Integrity Bank, and previously served as the Chairman of the Audit Committee of Boy Scouts of America - Sam Houston Area Council, Goodwill Industries International, and Goodwill Houston. Mr. Kacal has over 40 years of accounting and management experience with Deloitte & Touche LLP (“Deloitte”), most recently serving as a partner from 1981 until his retirement in May 2011, and prior to that serving as a member of the audit staff from 1970 to 1981. Mr. Kacal also served as a member of the board of directors of Deloitte from 2004 to May 2011 and as a member of the executive committee from 2004 to 2008. During his time with Deloitte, Mr. Kacal worked extensively with companies in the oil and natural gas industry. Mr. Kacal earned a B.B.A. in Accounting from Texas A&M University, is a licensed Certified Public Accountant in Texas and is a National Association of Corporate Directors (NACD) Board Leadership Fellow. As a result of these and other professional experiences, Mr. Kacal possesses particular knowledge and experience in accounting, finance and capital structure, strategic planning and leadership of complex organizations, and board practices of other entities that strengthen the Board’s collective qualifications, skills and experience. Mr. Kacal has consented to being named as a director nominee in this proxy statement.
Zalman Segal, 79, has served as a director of the Company since July 2005. Mr. Segal is a director of Union Bank Israel, an Israeli bank listed on the TASE, a position he has held since February 2010. Mr. Segal has also served as Chairman of the board of directors of Bank Leumi Romania, a financial services company, from August 2006 through August 2008. Mr. Segal served from 1989 through 2004 as Vice Chairman of the Board of directors of Bank Leumi USA and its subsidiary, Leumi Investment Services, and as a director of Bank Leumi USA from 2005 to 2006. Mr. Segal served from 1989 through 2004 as Chief Executive Officer of Bank Leumi USA, where he was responsible for the commercial banking business of Bank Leumi USA in the Western Hemisphere. The Board has concluded that Mr. Segal’s extensive financial education and expertise, including his PhD in banking and marketing from New York University, combined with his management and directorship experiences in financial and banking companies, qualify him to serve as a member of the Board.
Mark D. Smith, 48, has served as a director of the Company since May 2015. Mr. Smith has served as Delek’s executive vice president since May 2014. Prior to 2014, Mr. Smith spent nine years as a Vice President with Tesoro Refining and Marketing and Tesoro Companies, Inc. (collectively “Tesoro”). From March 2010 until May 2014, Mr. Smith served as the Vice President - Development Supply and Logistics where he was responsible for Tesoro’s strategic supply, trading, and logistics activities. From 2008 through March 2010, Mr. Smith served as Vice President - Trading and Risk Management where he led Tesoro’s trading and risk management activities. Prior to 2005, Mr. Smith work for Chevron USA leading their North American physical supply and trading activities.
Avigal Soreq, 38, has served as a director of the Company’s since May 2015. Mr. Soreq joined Delek in October 2011 and has served as a Vice President from December 2012 to August 2015, and Executive Vice President since August 2015. Prior to beginning his work for Delek, Mr. Soreq worked in business development for SunPower Corp., which designs and manufactures high efficiency crystalline silicon photovoltaic cells, roof tiles and solar panels. Prior to that, beginning in 2009, Mr. Soreq worked as a Senior Finance and Business Consultant for Trabelsy & Co. Between 2006 and 2008, Mr. Soreq worked as a consultant for KPMG in its Tel-Aviv office in the Corporate Finance department. From 1996 to 2004, Mr. Soreq served in the Israeli Air Force in various roles and reached the rank of Major. Mr. Soreq is certified as a Certified Public Accountant in Israel.
Franklin R. Wheeler, 59, a new nominee for election to the Company’s Board of Directors, has held numerous positions in the refining industry since 1979, including operations, engineer, plant manager, and refinery manager for Texaco. Mr. Wheeler most recently held the titles of Vice President (operations) and Senior Vice President (refining) for Tesoro from 2010 until his retirement in 2014. Mr. Wheeler has consented to being named as a director nominee in this proxy statement.
David Wiessman, 61, served as Executive Chairman of the Company’s Board of Directors from July 2000 until May 2015 and served as President and Chief Executive Officer of the Company from its formation in 2000 until May 2005. Mr. Wiessman has also served as the Chairman of the board of directors of the general partner of Alon USA Partners, LP (the “Partnership”) since August 2012. Mr.  Wiessman has over 30 years of oil industry and marketing experience. From 1994 to 2015, Mr. Wiessman served as a director of Alon Israel Oil Company, Ltd., or Alon Israel, and served as its Chief Executive Officer and President from 1994 to 2014. Mr. Wiessman served as Executive Chairman of the Board of Directors of Alon Blue Square-Israel, Ltd., which is listed on the NYSE and the Tel Aviv Stock Exchange, from 2003 to 2013. Mr. Wiessman is the father of Snir Wiessman, who is also a member of the board of directors of the general partner of the Partnership.

Independent Directors
Under the NYSE’s listing standards, a director will not be deemed independent unless the Board affirmatively determines that the director has no material relationship with Alon. Based upon information requested from and provided by each director and director nominee concerning their background, employment and affiliations, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, the Board has determined that each of Messrs. Cohen, Yemin, Green, Haddock, Ginzburg, Kacal, Smith, Soreq, Segal and Wheeler has no material relationship with Alon, either directly or as a partner, stockholder or officer of an organization that has a relationship with Alon, and is therefore independent of Alon and its management under the NYSE’s listing standards.
Committees of the Board
The Board has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Currently, Messrs. Segal, Haddock and Cohen serve on the Audit Committee, Messrs. Haddock and Segal serve on the Compensation Committee, and Messrs. Segal, Haddock and Cohen serve on the Nominating and Corporate Governance Committee.
Audit Committee.    The purposes of the Audit Committee are to assist the Board in its oversight of (i) the integrity of Alon’s financial statements, (ii) Alon’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of Alon’s internal audit function, as well as to prepare an audit committee report for inclusion in Alon’s annual proxy statement. The Audit Committee met five times during 2015. The Audit Committee Charter, which, among other things, sets forth the Audit Committee’s responsibilities, is available in the “Corporate Governance” section of the “Investor Center” section of Alon’s website (www.alonusa.com).
The Board has determined that (i) each of Messrs. Segal, Haddock and Cohen meet the audit committee independence criteria specified in the rules promulgated by the Securities and Exchange Commission, or SEC, and the NYSE’s listing standards, (ii) each of Messrs. Segal, Haddock and I. Cohen has a basic understanding of finance and accounting and is able to read and understand fundamental financial statements, (iii) each of Messrs. Segal, Haddock and Cohen has accounting or related financial management expertise, and (iv) Dr. Segal, the Chairman of the Audit Committee, is an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K.
Compensation Committee.    The purpose of the Compensation Committee is to establish and administer Alon’s policies, programs and procedures for determining compensation for Alon’s executive officers and Board members. The Compensation Committee reviews and reports to the Board on matters related to compensation strategies, policies and programs, including management development, incentive compensation and employee benefit programs. For further information regarding the Compensation Committee’s processes and procedures for consideration of executive compensation, see “Compensation Discussion and Analysis” below.
The Compensation Committee consists of Messrs. Haddock and Segal. The Compensation Committee met five times during 2015. The Compensation Committee Charter, which, among other things, sets forth Compensation Committee’s responsibilities, is available in the “Corporate Governance” section of the “Investor Center” section of Alon’s website (www.alonusa.com).
Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee (“NCG Committee”) was formed in February 2015 and consists of Messrs. Cohen, Haddock and Segal. The purposes of the NCG Committee are (i) advise the Board and make recommendations regarding appropriate corporate governance practices and assist the Board in implementing those practices; (ii) assist the Board by identifying individuals qualified to become members of the Board, consistent with the criteria developed by the NCG Committee and approved of by the Board, and recommending director nominees to the Board for election at the annual meeting of stockholders or for appointment to fill vacancies on the Board; (iii) recommend to the Board director nominees for each committee; and (iv) lead the Board in the annual performance evaluation of the Board and its overall corporate governance. These responsibilities are set forth in the NCG Committee's charter, available in the “Corporate Governance” section of the “Investor Center” section of Alon’s website (www.alonusa.com).
Recommendations for directors that are received from the Company’s stockholders are treated by the NCG Committee equally with recommendations received from any other source; provided, however, that in order for such stockholder recommendations to be considered, the recommendations must comply with the procedures outlined in the Company’s proxy statement for its annual meeting of stockholders.

Corporate Governance Guidelines, Code of Business Conduct and Ethics and Committee Charters
The full texts of Alon’s Corporate Governance Guidelines and Code of Business Conduct and Ethics, as well as the charters for the Audit Committee, Compensation Committee and NCG Committee, are available in the “Corporate Governance” section of the “Investor Center” section of Alon’s website (www.alonusa.com). Alon intends to post any amendment to or waiver of its Code of Business Conduct and Ethics (to the extent such waiver is applicable to its directors or executive officers) at this location on its website within four days of such amendment or waiver.
Board Leadership Structure
At this time the Board has elected to separate the Chief Executive Officer and Chairman of the Board positions of Alon. While the Board recognizes that these positions have overlapping roles and duties, the Board believes that given the distinctive talents, expertise and experience of Messrs. Eisman and Yemin, it is advantageous to separate the positions and utilize each in different roles. The Board believes that Mr. Eisman’s expertise in the refining and marketing industry and management experience are best utilized in allowing him to focus on strategic and operational decisions affecting Alon’s refining and marketing business as our Chief Executive Officer. Given Mr. Yemin’s experience in energy, marketing and financial markets and in leading other public companies, the Board believes he best serves Alon in a role that allows him to lead the Board and represent stockholder interests as our Chairman of the Board.
Board’s Role in Risk Management
The Board, through the Audit Committee, conducts periodic assessments of the risks facing Alon. As a result of these assessments, the Board determines the appropriate course of action to be taken to mitigate perceived risks. In response to Alon’s exposure to commodity price risk resulting from its significant inventory holdings, the Board established a Risk Management Committee comprised of senior management to oversee inventory risk management and trading activities. The Risk Management Committee acts pursuant to procedures established in Alon’s Risk Management Policy, which was initially approved by the Board. The Risk Management Committee reports quarterly to the Audit Committee regarding risk management positions, including hedging or other risk mitigation steps that have been taken. Alon’s Risk Management Policy is reviewed by the Audit Committee annually and updated as appropriate.
The Board, through the Compensation Committee, considers, in establishing and reviewing Alon’s executive compensation program, whether the program encourages unnecessary or excessive risk taking. The Compensation Committee, in reviewing the current executive compensation program, analyzed Alon’s short- and long-term compensation programs, including the key components of each program, the performance factors for each program, the target awards of each program and the administrative oversight of each program. Based on the foregoing review, the Compensation Committee believes that Alon’s executive compensation program does not encourage unnecessary or excessive risk taking.
Base salaries are fixed in amount and thus do not encourage risk taking. While a portion of the annual cash bonuses paid to the executives focuses on individual performance and contributions and on the financial performance of Alon’s refineries, and such bonus system may encourage the taking of short-term risks, the Compensation Committee believes that the bonus program appropriately balances risk and the desire to focus employees on specific short-term goals important to Alon’s success, and that it does not encourage unnecessary or excessive risk taking. Furthermore, a significant portion of the annual cash bonuses paid to our executives focuses on the safety and environmental objectives of our refineries, which does not encourage risk taking. The executive officers also receive long-term equity awards that are designed to align executive and stockholder long-term interests by creating a strong and direct link between executive compensation and stockholder return. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk taking since the ultimate value of the awards is tied to the Company’s stock price, and since awards are staggered and subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.
Based on the foregoing, the Compensation Committee concluded that Alon’s executive compensation program is not reasonably likely to have a material adverse effect on Alon.
Presiding Director
The NYSE’s listing standards require Alon’s non-management directors to meet at regularly scheduled executive sessions without management. Alon’s non-management directors met four times in such executive sessions in 2015. Mr. Segal presided over each such session.
Communication with Directors
Any stockholder or other interested party who wishes to communicate directly with the Board or any committee thereof, or any member or group of members of the Board or any committee thereof, may do so by writing to the Board or the applicable committee thereof (or one or more named individuals) in care of the Secretary of Alon USA Energy, Inc., 12700 Park Central Dr., Suite 1600, Dallas, Texas 75251. All communications received will be collected by the Secretary of Alon and forwarded to the appropriate director or directors.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL HOLDERS AND MANAGEMENT
The following table presents information regarding the number of shares of Alon common stock beneficially owned as of March 8, 2016 by each of Alon’s directors, each executive officer of Alon named in the Summary Compensation Table, and all directors and executive officers of Alon as a group. In addition, the table presents information about each person known by Alon to beneficially own 5% or more of Alon’s outstanding common stock. Unless otherwise indicated by footnote, the beneficial owner exercises sole voting and investment power over the shares. Additionally, unless otherwise indicated by footnote, the percentage of outstanding shares is calculated on the basis of 71,076,808 shares of Alon common stock outstanding as of March 8, 2016.

	Beneficial Share Ownership
Directors, Executive Officers and 5% Stockholders	Number of Shares	Percent of Outstanding Shares
Directors and Executive Officers:
Ilan Cohen	3,162	*
Assaf Ginzburg	—	—%
Frederec Green	—	—%
Ron W. Haddock	31,956	*
Jeff D. Morris (1)	1,395,306	2.0%
Zalman Segal	17,949	*
Mark D. Smith	—	—
Avigal Soreq	—	—
David Wiessman (2)	3,085,541	4.3%
Ezra Uzi Yemin	—	—
Jimmy Crosby	74,437	*
Paul Eisman	404,098	*
Shai Even	150,430	*
Claire Hart	569,449	*
Kyle McKeen	79,474	*
Alan Moret	182,770	*
Michael Oster	120,120	*
James Ranspot	59,184	*
All directors and executive officers as a group (19 persons)	6,247,051	8.8%
5% or more Stockholders:
The Vanguard Group (3)	5,036,644	7.1%
Delek US Holdings, Inc. (4)	33,691,292	47.4%
Dimensional Fund Advisors LP (5)	6,009,112	8.5%
D. E. Shaw Kalon Portfolios, L.L.C. (6)	3,869,951	5.4%
_______________________________________________________________________________

*	Indicates less than 1%

(1)
Jeff D. Morris (Special Advisor to the Company and the Vice Chairman of the Board of Directors of the General Partner of the Partnership) owns shares of non-voting stock of Alon Assets, Inc., or Alon Assets. Alon Assets is a subsidiary of Alon through which Alon conducts substantially all of its business. As of March 8, 2016, there were 298,490 shares of capital stock of Alon Assets outstanding. Mr. Morris owns 3,109.89 shares of non-voting stock of Alon Assets, which could be exchanged into 581,736 shares of our common stock.

(2)	Shares beneficially owned by Mr. Wiessman include 2,910,441 shares held by D.B.W. Holdings (2005) Ltd. and 175,100 shares held directly.

(3)
Shares beneficially owned are based on Schedule 13G filed with the SEC on February 10, 2016 by The Vanguard Group, Inc. (“The Vanguard Group”). The Vanguard Group’s address is 100 Vanguard Blvd, Malvern, PA 19355.

(4)
Shares beneficially owned are based on Schedule 13D/A filed with the SEC on February 3, 2016 by Delek US Holdings, Inc. (“Delek”). Delek US Holdings, Inc.’s address is 7102 Commerce Way, Brentwood, Tennessee 37027.

(5)
Shares beneficially owned are based on Schedule 13G/A filed with the SEC on February 9, 2016 by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP’s address is 6300 Bee Cave Road, Austin, TX 78746. Dimensional Fund serves as an investment advisor to four investment companies and serves as investment manager or sub-advisor to certain other comingled funds, group trusts and separate accounts (collectively, the “funds”). In its role as investment advisor, sub-advisor and/or manager, Dimensional Fund may be deemed the beneficial owner of all shares held by the funds; however, all such shares are owned by the funds. The funds have the right to receive or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities in their respective accounts. None of the four funds are known to have such rights or powers with respect to more than five percent of Alon’s common stock.

(6)
Shares beneficially owned are based on Schedule 13G filed with the SEC on February 23, 2016, by D. E. Shaw Kalon Portfolios, L.L.C. D. E. Shaw Kalon Portfolios, L.L.C.’s address is 1166 Avenue of the Americas, 9th Floor, New York, NY 10036. Shares beneficially owned are in the joint power and direction of D.E. Shaw Kalon Portfolios, L.L.C., D.E. Shaw Heliant Manager, L.L.C., D.E. Shaw Heliant Adviser, L.L.C., D.E. Shaw & Co., L.L.C., D.E. Shaw & Co., L.P., and David E. Shaw.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and regulations of the SEC thereunder require Alon’s executive officers and directors and persons who own more than ten percent of Alon’s common stock, as well as certain affiliates of such persons, to file initial reports of ownership and changes in ownership with the SEC. Executive officers, directors and persons owning more than ten percent of Alon’s common stock are required by SEC regulations to furnish Alon with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received by it and written representations that no other reports were required for those persons, Alon believes that, during the year ended December 31, 2015 all filing requirements applicable to its executive officers, directors and owners of more than ten percent of Alon’s common stock were satisfied on a timely basis.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
The Compensation Discussion and Analysis provides a description of the objectives of Alon’s executive compensation policies, a description of the Compensation Committee and a discussion of the material elements of the compensation of each of the executive officers listed below, who are referred to as Alon’s named executive officers:

Name	Title
Paul Eisman	President and Chief Executive Officer
Shai Even	Senior Vice President and Chief Financial Officer
Jeff Morris	Special Advisor; Vice Chairman of the Board of Directors of the general partner of Alon USA Partners, LP (the “Partnership”)
David Wiessman	Executive Chairman of the Board of Directors of the general partner of the Partnership
Michael Oster	Senior Vice President of Mergers & Acquisitions
Objectives of Compensation Policies
The objectives of Alon’s compensation policies are to attract, motivate and retain qualified management and personnel who are highly talented while ensuring that executive officers and other employees are compensated in a manner that advances both the short and long-term interests of stockholders. In pursuing these objectives, the Compensation Committee believes that compensation should reward executive officers and other employees for both their personal performance and Alon’s performance. In determining compensation levels for Alon’s executive officers, the Compensation Committee considers the scope of an individual’s responsibilities, external competitiveness of total compensation, an individual’s performance, prior experience and current and prior compensation, the performance of Alon and the attainment of financial and strategic objectives.
Alon’s management provides compensation recommendations to the Compensation Committee; however, the final determination of a compensation package for the named executive officers is made solely by the Compensation Committee. Alon does not currently engage any consultants relating to executive and/or director compensation practices. The Compensation Committee may consider the compensation practices of other companies when making a determination; however, Alon does not benchmark its compensation packages to any particular company or group of companies.
Compensation Program Elements
Alon compensates its employees and named executive officers through a combination of base salary, annual bonuses and awards granted pursuant to the 2005 Incentive Compensation Plan. The Compensation Committee considers each element of Alon’s overall compensation program applicable to an employee or named executive officer when making any decision affecting that employee’s or named executive officer’s compensation. The particular elements of Alon’s compensation program are explained below.

Base Salaries.    Base salary levels are designed to attract and retain highly qualified individuals. Each executive officer is eligible to participate with Alon’s other employees in an annual program for merit increases to the executive’s base salary. Pursuant to this program, each officer’s performance is evaluated annually utilizing a number of factors divided into three categories: (i) individual performance objectives and results, (ii) competencies in core skills and knowledge, and (iii) professional development. Each executive officer reviews his evaluation with Mr. Eisman and individualized performance objectives for the following year are established. The Compensation Committee considers the results of these evaluations when determining any increase in base compensation. The precise amount of any increase in base compensation varies based on the executive’s current level of compensation when compared to others in the Company at the same pay grade and the results of the annual evaluation. The Compensation Committee may also consider available information on prevailing compensation levels for executive-level employees at comparable companies in Alon’s industry.
The 2015 salaries of the named executive officers of Alon are included in “Executive Compensation—Summary Compensation Table 2015.”
During 2015 Messrs. Eisman, Even, Morris, Wiessman and Oster received a base salary increase as a result of annual review process. Base salaries for Alon’s named executive officers in 2015 and the amount of base salary increase (decrease) from 2014 were as follows:

Name	Amount of Base Salary Increase from 2014	2015 Base Salary
Paul Eisman	$37,700	$550,000
Shai Even	9,900	341,500
Jeff Morris	4,700	163,000
David Wiessman	—	425,532
Michael Oster	9,100	313,700
Annual Bonuses.    Executive officers and key employees may be awarded bonuses outside the plans described herein based on individual performance and contributions.
Bonus Plans.    The Board has approved three annual bonus plans pursuant to the 2005 Incentive Compensation Plan (collectively, the “Bonus Plans”). Annual cash bonuses under the Bonus Plans are distributed to eligible employees each year based on the previous year’s performance. Bonuses were paid to certain eligible employees in the second quarter of 2015 based on performance during Alon’s 2014 fiscal year and if bonuses are payable based on performance during Alon’s 2015 fiscal year, we expect such bonuses to be paid in the second quarter of 2016. Each of the Bonus Plans contains the same plan elements, which are described below. Participation in the Bonus Plans is based on the location of each employee as follows: (i) Big Spring refinery employees are eligible to participate in one plan based primarily on the performance of Alon’s Big Spring refinery, (ii) the employees of Alon’s Paramount Petroleum Corporation subsidiary are eligible to participate in a second plan based primarily on the performance of Alon’s California refineries, and (iii) the employees at the Krotz Springs refinery are eligible to participate in the third plan based primarily on the performance of Alon’s Krotz Springs refinery. Under each of the Bonus Plans, bonus payments are based 33% on meeting or exceeding target reliability measures, 34% on meeting or exceeding target free cash flow measures and 33% on meeting or exceeding target safety and environmental objectives. The bonus potential for Alon’s corporate employees, including the named executive officers, is based on a combination of the bonus plans for Alon’s Big Spring refinery, California refineries, and Krotz Springs refinery. Bonus payments are subject to the approval of the Board. The bonus potential for Alon’s named executive officers ranges from 65% to 100% of the respective executive officer’s base salary, as established in each executive officer’s employment agreement or by the Compensation Committee.
The Compensation Committee believes that the Bonus Plans provide motivation for the eligible employees to attain Alon’s financial objectives as well as refinery reliability and environmental and safety objectives, which have been designed to benefit Alon in both the long- and short-term.
In addition to cash bonuses paid under the Bonus Plans, the Compensation Committee awards cash bonuses from time to time to recognize exemplary results achieved by employees, including the named executive officers. The amount of any such cash bonus is determined based on the recipient’s pay grade, contribution to the project or result and the benefit to Alon from the recipient’s efforts.
2005 Incentive Compensation Plan.    In July 2005 the Board approved the Alon USA Energy, Inc. 2005 Incentive Compensation Plan, and the stockholders approved such plan at Alon’s 2006 annual meeting of stockholders. In 2010 the Board approved an amendment and restatement to such plan and the stockholders approved such amendment and restatement at Alon’s 2010 annual meeting of stockholders. In 2012 the Board approved a further amendment to such plan and this amendment was approved by the stockholders at Alon’s 2012 annual meeting of stockholders. Alon refers to such plan, as so amended, as the 2005 Incentive Compensation Plan. The 2005 Incentive Compensation Plan is a component of Alon’s overall executive incentive compensation program. The 2005 Incentive Compensation Plan permits the granting of awards in the form of options to purchase common stock, stock appreciation rights, restricted shares of common stock, restricted stock units, performance shares, performance units and senior executive plan bonuses to Alon’s directors, officers and key employees. The Compensation Committee believes that the award of equity-based compensation pursuant to the 2005 Incentive Compensation Plan aligns executive and stockholder long-term interests by creating a strong and direct link between executive compensation and stockholder return.
The Compensation Committee also utilizes equity-based compensation with multi-year vesting periods for purposes of executive officer retention. The specific amount of equity-based grants is determined by the Compensation Committee primarily by reference to an employee’s level of authority within Alon. Typically, all executive officers of the same level receive awards that are comparable in amount. The grant of restricted shares of common stock and similar equity-based awards also allows Alon’s directors, officers and key employees to develop and maintain a long-term ownership position in Alon. The 2005 Incentive Compensation Plan is currently administered, in the case of awards to participants subject to Section 16 of the Exchange Act, by the Board and, in all other cases, by the Compensation Committee. Subject to the terms of the 2005 Incentive Compensation Plan, the Compensation Committee and the Board have the full authority to select participants to receive awards, determine the types of awards and terms and conditions of awards, and interpret provisions of the 2005 Incentive Compensation Plan. Awards may be made under the 2005 Incentive Compensation Plan to eligible directors, officers and employees of Alon and its subsidiaries, provided that awards qualifying as incentive stock options, as defined under the Internal Revenue Code of 1986, as amended, or the Code, may be granted only to employees.
Perquisites.    During 2015, each of Messrs. Even, Wiessman and Oster received a vehicle allowance, Messrs. Eisman and Even received reimbursement for a de minimis amount of health club costs, and Mr. Morris received reimbursement for health care expenses. Alon’s use of perquisites as an element of compensation is limited in scope and amount. Alon does not view perquisites as a significant element of compensation but does believe that in certain circumstances they can be used in conjunction with other elements to attract, motivate and retain qualified management and personnel in a competitive environment.
Retirement Benefits.    Retirement benefits to Alon’s senior management, including Alon’s named executive officers, are currently provided through one of Alon’s 401(k) plans and one of Alon’s pension plans, each of which are available to most Alon employees, and the Alon USA Energy, Inc. Benefits Restoration Plan, or Benefits Restoration Plan, which provides additional pension benefits to Alon’s highly compensated employees. Non-represented employees, including senior management, are eligible to receive company matching of employee contributions into the 401(k) plan in which they participate of up to 3.0% of the employee’s base salary. Alon’s pension plans and the Benefits Restoration Plan are discussed more fully below in the “2015 Pension Benefits” table included in this Proxy Statement.
Employment Agreements
As discussed more fully below in “Employment Agreements and Change of Control Arrangements,” Alon has entered into employment agreements with Messrs. Eisman, Even, Morris, Wiessman and Oster. Alon’s decision to enter into employment agreements and the terms of those agreements were based on the facts and circumstances at the time and an analysis of competitive market practices.
Methodology of Establishing Compensation Packages
The Compensation Committee does not adhere to any specified formula for determining the apportionment of executive compensation between cash and non-cash awards. The Compensation Committee attempts to design each compensation package to provide incentive to achieve Alon’s performance objectives, appropriately compensate individuals for their experience and contributions and secure the retention of qualified employees. This is accomplished through a combination of the compensation program elements and, in certain instances, through specific incentives not generally available to all Alon employees.
Chief Executive Officer Compensation
The annual compensation of Alon’s Chief Executive Officer is determined by the Compensation Committee based on the compensation principles and programs described above. All cash compensation paid, and equity-based awards granted, to Mr. Eisman in 2015 is reflected in the “Summary Compensation Table” set forth in this Proxy Statement.

Stock Ownership Policy
Alon does not require its directors or executive officers to own shares of Alon stock.
Section 162(m)
Under Section 162(m) of the Code, compensation paid to the Chief Executive Officer or any of the other four most highly compensated individuals in excess of $1,000,000 may not be deducted by Alon in determining its taxable income. This deduction limitation does not apply to certain “performance based” compensation. The Board does not currently intend to award levels of non-performance based compensation that would exceed $1,000,000; however, it may do so in the future if it determines that such compensation is in the best interest of Alon and its stockholders.
Summary Compensation Table
The following table provides a summary of the compensation awarded to, earned by or paid in 2015 to (i) Mr. Eisman, Alon’s principal executive officer (PEO) in 2015, (ii) Mr. Even, Alon’s principal financial officer (PFO) in 2015, and (iii) Messrs. Morris, Wiessman and Oster, Alon’s three other most highly compensated executive officers. Alon refers to these five individuals as its named executive officers.
2015 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)		Total ($)
Paul Eisman	2015	$533,267	$400,000	$1,882,000	$—	$—		$64,353	$8,396	(5)	$2,888,016
Chief Executive	2014	507,664	—	11,750	—	393,440		109,693	220,150		1,242,697
Officer (PEO)	2013	482,812	—	—	—	337,969		38,897	121,650		981,328

Shai Even	2015	338,200	—	829,500	—	—		(8,624)	9,187	(6)	1,168,263
Senior Vice President	2014	328,622	—	755,500	—	254,682		146,557	8,958		1,494,319
and Chief Financial	2013	320,529	200,000	862,500	—	224,370		(20,979)	8,392		1,594,812
Officer (PFO)

Jeff Morris	2015	161,433	—	—	—	1,943,286	(7)	(300,945)	14,050	(8)	1,817,824
Vice Chairman - Alon	2014	156,868	—	—	—	1,731,377		417,040	19,319		2,324,604
USA Partners, LP	2013	154,500	—	—	—	1,872,357		(385,545)	7,650		1,648,962

David Wiessman	2015	425,532	—	829,500	—	—		—	47,164	(9)	1,302,196
Executive Chairman -	2014	425,532	—	755,500	—	329,787		—	38,723		1,549,542
Alon USA Partners, LP	2013	405,264	—	862,500	—	283,685		—	42,797		1,594,246

Michael Oster	2015	310,667	65,000	663,600	—	—		(3,181)	11,419	(10)	1,047,505
Senior Vice President of	2014	301,848	40,000	604,400	—	233,933		141,668	11,544		1,333,393
Mergers & Acquisitions	2013	292,877	—	690,000	—	230,015		(21,622)	11,133		1,202,403

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(1)	This column reflects performance based bonuses awarded to the named executive officers for the fiscal year in which such amounts are earned, regardless of when paid.

(2)
This column reflects the value of the awards based on aggregate grant date fair value determined in accordance with Financial Accounting Standards Board, Accounting Standard Codification 718, Stock Compensation, and does not reflect amounts the named executive officer has actually realized during the fiscal year.

On May 10, 2015 Alon made grants of (a) 50,000 shares of restricted stock to Messrs. Even and Wiessman and (b) 40,000 shares of restricted stock to Mr. Oster. The restricted stock is subject to a restriction on transfer and the holders are not entitled to receive dividends on, or vote, the restricted stock until the shares vest. The shares of restricted stock granted on May 10, 2015 will fully vest on May 10, 2016.
On July 1, 2015 Alon made a grant of 100,000 shares of restricted stock to Mr. Eisman. The restricted stock is subject to a restriction on transfer and the holder is not entitled to receive dividends on, or vote, the restricted stock until the shares vest. The shares of restricted stock granted on July 1, 2015 will fully vest on June 30, 2016.

(3)
The amounts shown under Non-Equity Incentive Plan Compensation reflect earnings by the named executive officers under Alon’s Bonus Plans for the fiscal year in which such amounts are earned, regardless of when paid. Bonuses under Alon’s Bonus Plans are generally paid during the second quarter of the fiscal year following the end of the fiscal year in which they are earned. Bonuses were paid under Alon’s Bonus Plans during the second quarter of

2015 as a result of performance in 2014, and also during the second quarter of 2014 as a result of performance 2013. The amount of bonuses to be paid under Alon’s Bonus Plans to the named executive officers as a result of Alon’s performance in 2015, if any, cannot presently be determined. It is estimated that such determination will be made in the second quarter of 2016, at which time the bonus amounts, if any, will be disclosed by Alon in a Current Report on Form 8-K.

(4)
Reflects the aggregate change in actuarial present value of the named executive officer’s accumulated benefit under the Alon USA GP, LLC Pension Plan and Benefits Restoration Plan calculated by (a) assuming mortality rates as of 2009 from SOA RP-2014 study with Mortality Improvement: RPEC_2014 model beyond 2009 and (b) applying a discount rate of 4.45% per annum to determine the actuarial present value of the accumulated benefit at December 31, 2015, of 3.95% per annum to determine the actuarial present value of the accumulated benefit at December 31, 2014, and of 4.75% per annum to determine the actuarial present value of the accumulated benefit at December 31, 2013.

(5)	Reflects $7,950 of 401(k) matching contribution and $446 in miscellaneous cost reimbursements and benefits.

(6)	Reflects $7,950 of 401(k) matching contribution, $887 of a vehicle allowance and $350 in health club cost reimbursement.

(7)
On June 20, 2012, Alon Assets, Inc., Alon Operating, Inc. (collectively, the "Subsidiaries"), the Company and Mr. Morris entered into an agreement whereby the Company agreed to exchange shares of non-voting stock of the Subsidiaries held by Mr. Morris (the "Subsidiary Shares") for shares of the Company's common stock. The Subsidiary Shares held by Mr. Morris are exchanged in equal quarterly installments. The amount shown in the Summary Compensation Table is equal to the income attributable to Mr. Morris as a result of such exchanges in the period presented, which income is determined by the difference between the fair market value of the shares of Company common stock issued and the fair market value of the Subsidiary Shares exchanged, with the fair market value of the Subsidiary Shares reflecting the value attributed by an independent appraisal.

(8)	Reflects $7,950 of 401(k) matching contribution and $6,100 in medical expenses.

(9)	Reflects $33,108 of maintenance, utility and other costs associated with Mr. Wiessman’s Texas residence and $14,056 for his vehicle lease.

(10)	Reflects $7,950 of 401(k) matching contribution and $3,469 of a vehicle allowance.
Employment Agreements and Change of Control Arrangements
Paul Eisman.    Alon is a party to a Management Employment Agreement with Paul Eisman, the initial term of which was amended in March 2015 to extend through June 30, 2015, and the term of which automatically renews for one-year terms unless terminated by either party. Mr. Eisman currently receives a base salary of $550,000 per year and is eligible for annual merit increases. Under his employment agreement, as amended, Mr. Eisman is entitled to participate in Alon’s annual cash bonus plans, pension plan and benefits restoration plan. Additionally, Alon is required to provide Mr. Eisman with additional benefits to the extent such benefits are made available to other employees, including disability, hospitalization, medical and retiree health benefits and life insurance. Mr. Eisman is subject to a covenant not to compete during the term of his employment. In the event that Mr. Eisman is terminated without Cause (as defined in the agreement), resigns upon at least 30 days’ prior written notice for Good Reason (as defined in the agreement), or, if upon a change in control his employment agreement is not assumed by the acquiring person or at his election, he will be entitled to receive his base salary through the termination date, the prorated share of his annual bonus and a severance payment equal to one year’s base salary. This agreement also prohibits Mr. Eisman from disclosing Alon’s proprietary information received through his employment.
Shai Even.    Alon is a party to an Executive Employment Agreement with Shai Even, the initial term of which was through August 1, 2006, and the term of which automatically renews for one-year terms unless terminated by either party. Mr. Even currently receives a base salary of $341,500 per year and is eligible for annual merit increases. Under his employment agreement, Mr. Even is entitled to participate in Alon’s annual cash bonus plans, pension plan and benefits restoration plan. Additionally, Alon is required to provide Mr. Even with additional benefits to the extent such benefits are made available to other employees, including disability, hospitalization, medical and retiree health benefits and life insurance. Mr. Even is subject to a covenant not to compete during the term of his employment. In the event that Mr. Even is terminated without Cause (as defined in the agreement), resigns upon at least 30 days’ prior written notice for Good Reason (as defined in the agreement), or, if upon a change in control his employment agreement is not assumed by the acquiring person or at his election, he will be entitled to receive his base salary through the termination date, the prorated share of his annual bonus and a severance payment equal to three years’ base salary. This agreement also prohibits Mr. Even from disclosing Alon’s proprietary information received through his employment.
Jeff Morris.    Alon is a party to an Executive Employment Agreement with Jeff Morris, the initial term of which was through May 3, 2014, and the term of which automatically renews for one-year terms unless terminated by either party upon at least thirty days’ written notice. Mr. Morris currently receives a base salary of $163,000 per year and is eligible for annual merit increases. Under his employment agreement, Mr. Morris is entitled to participate in Alon’s annual cash bonus plans, pension plan and benefits restoration plan. Additionally, Alon is required to provide Mr. Morris with additional benefits to the extent such benefits are made available to other employees, including disability, hospitalization, medical and retiree health benefits and life insurance. Mr. Morris is subject to covenants not to compete and not to interfere with employment relationships during and for nine months and one year following the term of his employment, respectively. This agreement also prohibits Mr. Morris from disclosing Alon’s proprietary information received through his employment.
David Wiessman.   Alon was party to an Agreement of Principles of Employment with Mr. Wiessman, effective January 1, 2010, pursuant to which he served as Alon's Executive Chairman of the Board. The term of this agreement ended on

January 1, 2015. The Board has determined to continue to compensate and provide the benefits of this agreement to Mr. Wiessman until a more formal agreement can be negotiated. Pursuant to this agreement, Mr. Wiessman is entitled to participate in the pension plans or non-qualified retirement arrangements, bonus plans and any equity plans of Alon Energy and its subsidiaries (except for the Alon Assets, Inc. 2000 Stock Option Plan and Alon Operating, Inc. 2000 Stock Option Plan) at the same level as other executives. Mr. Wiessman was entitled to a 5% fee increase at the end of each of the first, second, third and fourth year of the agreement, which has resulted in the current fee of $35,461 per month. Alon also pays the maintenance and utility costs associated with Mr. Wiessman's Dallas, Texas residence, provides medical insurance benefits to Mr. Wiessman and reimburses Mr. Wiessman for airfare incurred to transport his family members between Israel and the United States (up to a maximum of eight tickets per year).
Michael Oster. Alon is party to a Management Employment Agreement with Michael Oster, the initial term of which was through January 1, 2006, and the term of which automatically renews for one-year terms unless terminated by either party. Mr. Oster currently receives a base salary of $313,700 per year and is eligible for annual merit increases. Under his employment agreement, Mr. Oster is entitled to participate in Alon's annual cash bonus plans, pension plan and benefits restoration plan. Additionally, Alon is required to provide Mr. Oster with additional benefits to the extent such benefits are made available to other employees, including disability, hospitalization, medical and retiree health benefits and life insurance. Mr. Oster is subject to a covenant not to compete during the term of his employment. In the event that Mr. Oster is terminated without Cause (as defined in the agreement) or resigns upon at least 30 days' prior written notice for Good Reason (as defined in the agreement), he will be entitled to receive his base salary through the termination date, the prorated share of his annual bonus and a severance payment equal to nine months' base salary. This agreement also prohibits Mr. Oster from disclosing Alon's proprietary information received through his employment.
The following table sets forth the payments that each of the named executive officers could receive upon the occurrence of any of the events described below. The payments set forth in the table are based on the assumption that the event occurred on December 31, 2015, Alon’s last business day in 2015. The amounts shown in the table do not include payments and benefits, such as accrued salary, accrued vacation and insurance and pension benefits, to the extent that they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

Name	Event	Cash Severance ($)
Paul Eisman	Death or Disability	$—
	Termination, Resignation or Change of Control	550,000	(1)
Shai Even	Death or Disability	—
	Termination, Resignation or Change of Control	1,024,500	(2)
Jeff Morris	Death or Disability	—
	Termination, Resignation or Change of Control	—
David Wiessman	Death or Disability	—
	Termination, Resignation or Change of Control	1,518,913	(3)
Michael Oster	Death or Disability	—
	Termination, Resignation or Change of Control	235,275	(4)
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(1)
Pursuant to Mr. Eisman’s employment agreement, in the event that he is terminated without Cause (as defined in the agreement), resigns for Good Reason (as defined in the agreement) or, if upon a change in control his employment agreement is not assumed by the acquiring person or at his election, he will be entitled to receive a severance payment equal to one year’s base salary.

(2)
Pursuant to Mr. Even’s employment agreement, in the event that he is terminated without Cause (as defined in the agreement), resigns for Good Reason (as defined in the agreement) or, if upon a change in control his employment agreement is not assumed by the acquiring person or at his election, he will be entitled to receive a severance payment equal to three years’ base salary.

(3)
Pursuant to Mr. Wiessman’s employment agreement, in the event that he is terminated by Alon, Alon will be required to pay Mr. Wiessman (1) a fee equal to the product of (i) 200% of his monthly fee multiplied by (ii) the number of years of Mr. Wiessman's service with Alon since August 2000 and (2) 12 months of severance. The amount in the table assumes that Alon terminates the agreement. Upon termination of this agreement by Mr. Wiessman following the notice period, Alon will be required to pay Mr. Wiessman a fee equal to the product of (a) 100% of his monthly fee multiplied by (b) the number of years of Mr. Wiessman's service with Alon since August 2000.

(4)
Pursuant to Mr. Oster’s employment agreement, in the event that he is terminated without Cause (as defined in the agreement), resigns for Good Reason (as defined in the agreement) or, if upon a change in control his employment agreement is not assumed by the acquiring person, he will be entitled to receive a severance payment equal to nine months’ base salary.

Grants of Plan-Based Awards
The following table provides a summary of the grants of plan-based awards made to the named executive officers during the last completed fiscal year.
2015 GRANTS OF PLAN-BASED AWARDS

Name	Board Action Date	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units		Grant Date Fair Value of Stock and Option Awards ($)(2)
Paul Eisman	July 1, 2015	July 1, 2015	100,000	(1)	$1,882,000
Shai Even	May 10, 2015	May 10, 2015	50,000	(1)	829,500
David Wiessman	May 10, 2015	May 10, 2015	50,000	(1)	829,500
Michael Oster	May 10, 2015	May 10, 2015	40,000	(1)	663,600
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(1)	Reflects restricted stock granted pursuant to the 2005 Incentive Compensation Plan on May 10, 2015 and July 1, 2015, as more fully described in Note 2 to the “Summary Compensation Table” above.

(2)
This column reflects the value of the awards based on aggregate grant date fair value determined in accordance with U.S. GAAP and does not reflect amounts the named executive officer has actually realized during 2015.

Outstanding Equity Awards at Fiscal Year-End 2015
The following table provides a summary of equity awards granted to the named executive officers that were outstanding at the end of Alon’s last completed fiscal year, and includes, if applicable, any unexercised options, stock that has not vested and equity incentive plan awards.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2015

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Paul Eisman	100,000	(2)	$1,484,000	—	—
Shai Even	150,000	(3)	2,226,000	—	—
Jeff Morris	—		—	—	—
David Wiessman	150,000	(3)	2,226,000	—	—
Michael Oster	120,000	(3)	1,780,800	—	—
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(1)
This column reflects the value of the awards based on aggregate grant date fair value determined in accordance with Financial Accounting Standards Board, Accounting Standard Codification 718, Stock Compensation, and does not reflect amounts the named executive officer has actually realized during the fiscal year. For purposes of this column the dollar value is calculated based on the closing market price of Alon’s common stock on the NYSE on December 31, 2015 (the last trading day of the year), which was $14.84.

(2)
Pursuant to the 2005 Incentive Compensation Plan, on July 1, 2015 Alon entered into an award agreement Mr. Eisman. Pursuant to such agreement Alon granted 100,000 shares of restricted stock to Mr. Eisman. The restricted stock is subject to a restriction on transfer and the holder is not entitled to receive dividends on, or vote, the restricted stock until the shares vest pursuant to the award agreement. As of December 31, 2015, none of the restricted stock awarded had been vested, as detailed in the “Number of Shares or Units of Stock that Have Not Vested” column of this table.

(3)
Pursuant to the 2005 Incentive Compensation Plan, on May 5, 2011 Alon entered into award agreements with Messrs. Even, Wiessman and Oster. Pursuant to such agreements Alon agreed to grant a total of (a) 250,000 shares of restricted stock to each of Messrs. Even and Wiessman over a 5-year period and (b) 200,000 shares of restricted stock to Mr. Oster over a 5-year period. Once granted, the restricted stock is subject to a restriction on transfer and the holders are not entitled to receive dividends on, or vote, the restricted stock until the shares vest pursuant to the award agreements. As of December 31, 2015, all of the total shares awarded had been granted and forty percent of the total shares awarded had been granted and vested, as detailed in the “Number of Shares or Units of Stock that Have Not Vested” column of this table.

Pension Benefits
The following table provides a summary of each plan that provides for payments or other benefits at, following, or in connection with retirement, with respect to our named executive officers.
2015 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Paul Eisman	Alon Pension Plan	5.8	$164,816
	Benefits Restoration Plan	5.8	223,093
Shai Even	Alon Pension Plan	12.4	309,737
	Benefits Restoration Plan	12.4	170,194
Jeff Morris	Alon Pension Plan	41.7	1,939,824
	Benefits Restoration Plan	41.7	2,958,199
David Wiessman	Alon Pension Plan	—	—
	Benefits Restoration Plan	—	—
Michael Oster	Alon Pension Plan	12.9	287,128
	Benefits Restoration Plan	12.9	115,243
Employees who participate in one of two Alon Pension Plans make no contributions to the pension plan. A participating employee becomes vested in the Alon Pension Plan once that employee has completed five full years of employment, assuming a minimum of 1,000 hours of service per year. After becoming vested, a participating employee has a non-forfeitable right to his vested retirement benefit. A participant’s compensation for purposes of determining benefits under the Alon Pension Plan includes salary, bonus and overtime pay. The normal retirement age under the Alon Pension Plan is 65.
Alon also provides additional pension benefits to Alon’s highly-compensated employees through Alon’s Benefits Restoration Plan. If an employee is a participant in the Alon Pension Plan and is subject to the limitation on compensation pursuant to Section 401(a)(17) or 415 of the Code, then the employee can participate in the benefits restoration plan and is eligible for a benefit equal to the benefit that would be payable under the Alon Pension Plan but for the limitations on compensation less the benefit actually payable under the Alon Pension Plan. The Benefits Restoration Plan is unfunded and vests on the same schedule as the Alon Pension Plan.
The compensation covered by the Alon Pension Plan and the credited years of service with respect to Messrs. Eisman, Even, Morris, Wiessman and Oster as of December 31, 2015 are set forth in the table below, assuming retirement at the normal retirement age under the Alon Pension Plan.

Name	Compensation Covered by the Pension Plan	Credited Years of Service
Paul Eisman	$596,504	5.8
Shai Even	392,722	12.4
Jeff Morris	411,064	41.7
David Wiessman	—	—
Michael Oster	358,580	12.9
Compensation of Directors
Non-employee directors receive an annual fee of $50,000 and receive an additional fee of $1,500 per meeting attended ($900 per telephonic meeting attended). Dr. Segal, the chairperson of the Audit Committee, also receives an additional annual fee of $10,000, and each member of the Audit Committee receives an additional fee of $1,500 per Audit Committee meeting attended. The chairperson of the NCG Committee, also receives an additional annual fee of $10,000, and each member of the NCG Committee receives an additional fee of $1,500 per NCG Committee meeting attended ($900 per telephonic meeting attended). In addition, each independent director and each other non-employee director who is not affiliated with Alon Israel receives $25,000 per year in restricted stock which vests in three equal installments on each of the first, second and third anniversaries of the grant date. During 2015, Messrs. Yemin, Ginzburg, Green, Smith and Soreq did not receive any compensation for their service on the Board.
Messrs. Wiessman and Morris do not receive any compensation in respect of their service as a director of the Company.
The following table provides a summary of the compensation awarded to, earned by or paid to the directors of Alon, other than Messrs. Wiessman and Morris, during the last completed fiscal year.
2015 DIRECTOR COMPENSATION

Name	Fees Earned ($)	Stock Awards ($)(1)	Total ($)
Zalman Segal (2)	$99,000	$25,000	$124,000
Ron W. Haddock (2)	92,000	25,000	117,000
Ilan Cohen (2)	91,400	25,000	116,400
Yeshayahu Pery (2)	78,800	25,000	103,800
Yonel Cohen (3)	20,000	—	20,000
Boaz Biran (3)	16,700	—	16,700
Shraga Biran (3)	20,900	—	20,900
Mordehay Ventura (3)	21,500	—	21,500
Amit Ben Itzhak (3)	18,200	—	18,200
Oded Rubinstein (4)	12,500	—	12,500
Ezra Uzi Yemin (5)	—	—	—
Assaf Ginzburg (5)	—	—	—
Frederec Green (5)	—	—	—
Mark D. Smith (5)	—	—	—
Avigal Soreq (5)	—	—	—
_______________________________________________________________________________

(1)
Reflects the aggregate grant date fair value of 1,507 restricted shares of common stock granted to each of Messrs. I. Cohen, Haddock, Segal and Pery on May 10, 2015 determined in accordance with the Financial Accounting Standards Codification Topic 718.

(2)
Messrs. I. Cohen, Haddock, Segal and Pery each receive $25,000 per year in restricted stock which vests in three equal installments on each of the first, second and third anniversaries of the grant date. At December 31, 2015 each of Messrs. Haddock and Segal had 3,083, Mr. I. Cohen had 2,610 and Mr. Pery had 1,507 unvested shares of restricted stock.

(3)	Messrs. Y. Cohen, B. Biran, S. Biran, Ben Itzhak and Ventura, retired from the Board in May 2015.

(4)	Mr. Rubinstein retired from the Board in April 2015.

(5)	Messrs. Yemin, Ginzburg, Green, Smith and Soreq began service on the Board in May 2015.
Compensation Committee Interlocks and Insider Participation
Alon’s Compensation Committee consists of Zalman Segal and Ron W. Haddock. Messrs. Segal and Haddock have served on the Board since 2005 and 2000, respectively, and also sit on the Audit Committee and NCG Committee.
Compensation for Alon’s executive officers is determined by the Compensation Committee.
None of Alon’s executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Board.

2015 EQUITY COMPENSATION PLAN INFORMATION
As of December 31, 2015, the 2005 Incentive Compensation Plan was the only compensation plan under which securities of the Company were authorized for issuance. The table below provides information as of December 31, 2015.

Plan Category	Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares of common stock remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	—	$—	3,162,191
Equity compensation plans not approved by stockholders	—	—	—
Total	—	$—	3,162,191
COMPENSATION COMMITTEE REPORT
The Compensation Committee is responsible for establishing and administering Alon’s policies, programs and procedures for determining compensation for its executive officers and Board members. The Compensation Committee has reviewed and discussed with management the contents of the Compensation Discussion and Analysis. Based on this review and discussion, all of the members of the Compensation Committee, whose names are listed below, have recommended to the Board that the Compensation Discussion and Analysis be included in Alon’s annual report on Form 10-K for the year ended December 31, 2015 or proxy statement on Schedule 14A for filing with the SEC.
Members of the Compensation Committee

Zalman Segal	Ron W. Haddock
The foregoing report was submitted by the Compensation Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.

AUDIT COMMITTEE REPORT
Management is responsible for Alon’s system of internal controls and the overall financial reporting process. Alon’s independent registered public accounting firm is responsible for performing an independent audit of Alon’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), and for issuing a report thereon. The Audit Committee is responsible for overseeing management’s conduct of the financial reporting process and systems of internal accounting and financial controls.
The Audit Committee reviewed and discussed with both management and Alon’s independent registered public accounting firm all annual and quarterly financial statements for the fiscal year ended December 31, 2015 prior to their issuance. During 2015, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with U.S. generally accepted accounting principles, and management reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended (AICPA, Professional Standards, Vol. 1 AU section 380) as adopted by the Public Company Accounting Oversight Board (United States), including the quality of Alon’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee received the written disclosures and the letter from KPMG LLP, or KPMG, required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence and also discussed with KPMG matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from KPMG to the Audit Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Additionally, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of Alon’s internal and disclosure control structure, including its internal control over financial reporting.
Taking all of these reviews and discussions into account, all of the Audit Committee members, whose names are listed below, recommended to the Board that it approve the inclusion of Alon’s audited financial statements in Alon’s annual report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.
Members of the Audit Committee

Ron W. Haddock	Zalman Segal	Ilan Cohen
The foregoing report was submitted by the Audit Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.
INDEPENDENT PUBLIC ACCOUNTANTS
Audit Fees.    The aggregate fees billed by KPMG for professional services rendered for the audit of Alon’s annual financial statements, the review of the financial statements to be included in Alon’s annual reports on Form 10-K and quarterly reports on Form 10-Q were $1,485,000 for the year ended December 31, 2015 and $1,533,370 for the year ended December 31, 2014.
Audit-Related Fees.    The aggregate fees billed by KPMG for assurance and related services related to the performance of audits or review of Alon’s financial statements and not described above under “Audit Fees” were $630,000 for 2015 and $630,200 for 2014.
Tax Fees.    No fees were billed by KPMG for professional services rendered for tax compliance, tax advice and tax planning in 2015 and 2014.
All Other Fees.    No fees were billed by KPMG for products and services not described above in 2015 and 2014.
Pre-Approval Policies and Procedures.    In general, all engagements of Alon’s outside auditors, whether for auditing or non-auditing services, must be pre-approved by the Audit Committee. During 2015, all of the services performed for Alon by KPMG were pre-approved by the Audit Committee. The Audit Committee has considered the compatibility of non-audit services with KPMG’s independence and believes the provision of such non-audit services is compatible with KPMG maintaining its independence.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review, Approval or Ratification of Transactions with Related Persons
Alon’s Corporate Governance Guidelines, which were adopted by the Board on July 7, 2005, require that the Board exercise appropriate oversight with respect to all related-party transactions, including significant business dealings with directors or their affiliates, substantial charitable contributions to organizations with which a director is affiliated, consulting contracts with, or other indirect forms of compensation to, a director, and extension of credit to directors and executive officers. The Board has not adopted specific policies or procedures for review or approval of related-party transactions or potential conflicts of interest. The Board considers any related-party transaction or potential conflict of interest on a case by case basis and in a manner consistent with its fiduciary obligations under applicable Delaware law and related party transactions are submitted to a committee of disinterested directors for approval. The Board and the respective disinterested directors believe that the following transactions and relationships during 2015 were reasonable and in the best interest of Alon.
Transactions with Management and Others
Transactions with Alon Israel
Alon was a party to transactions with Alon Israel Oil Company Ltd. (“Alon Israel”) and certain of its subsidiaries. As of May 2015, Alon Israel was the beneficial owner of approximately 48.3% of Alon’s outstanding common stock. Alon Israel sold all of its shares of Alon’s common stock to Delek US Holdings, Inc. (“Delek”) on May 14, 2015.
Sale of Richmond Beach.    On June 1, 2010, Alon sold a parcel of land at Richmond Beach, Washington for $19.5 million to BSRE Point Wells, LP (“BSRE”), an indirect subsidiary of Alon Israel, pursuant to a Purchase and Sale Agreement dated April 22, 2010. In connection with the sale, Alon entered into a development agreement with BSRE. The agreement provides that Alon and BSRE intend to cooperate in the development and construction of a mixed-use residential and planned community real estate project on the land. As part of this agreement, Alon agreed to pay a quarterly development fee of $0.4 million beginning July 1, 2010 in exchange for the right to participate in the potential profits realized from the development of the land.
Registration Rights Agreement.    Pursuant to the terms of a Registration Rights Agreement with Alon Israel, Alon provided Alon Israel with registration rights, including demand registration rights and “piggy-back” registration rights, with respect to Alon common stock owned by Alon Israel. In connection with Alon Israel’s sale of Alon’s common stock to Delek, Alon Israel assigned its rights under the Registration Rights Agreement to Delek. Alon’s obligations are subject to limitations relating to a minimum amount of common stock required for registration, the timing of registration and other similar matters. Alon is obligated to pay all expenses incidental to such registration, excluding underwriters’ discounts and commissions and certain legal fees and expenses.
Transactions with Delek
On May 14, 2015, Delek acquired 33.7 million of the Company’s common stock from Alon Israel. The consideration paid by Delek to Alon Israel consisted of a combination of shares of restricted Delek common stock, an unsecured promissory note and cash. The approximate value of the total consideration to be paid by Delek to Alon Israel was $572.4 million (based upon a closing price of $37.90 per share of common stock of Delek on April 14, 2015).
Prior to commencing negotiations with Alon Israel, Delek entered into a stockholder agreement with the Company. During the first year following the closing of this transaction, the agreement allows Delek to acquire up to 49.99 percent of the outstanding shares of the Company at its discretion, with additional ownership above this threshold subject to approval of the Company's board of directors.
In anticipation of the expiration of the stockholder agreement in May 2016, members of Delek’s management and its board of directors (including any committee thereof), including representatives of any of the foregoing, may engage in discussions with the Company’s management or its board of directors. These discussions may include, without limitation, options for enhancing value to holders of the Company’s common stock and matters concerning the Company’s business, operations, governance, management, ownership, capitalization, personnel, prospects and strategic plans. The Company’s Board of Directors has formed a special committee comprised of non-Delek affiliated directors to oversee these communications and to engage with Delek in any discussions concerning a potential business combination.
We also have transactions with Delek that occur in the ordinary course of business. Including amounts prior to the transaction, we had purchases from Delek of $15.3 million, $5.5 million and $25.9 million for the years ended December 31,

2015, 2014 and 2013, respectively. Accounts payable includes a balance outstanding to Delek of $0.5 million and $0.1 million at December 31, 2015 and 2014, respectively.
SCS Beverage
On February 29, 2004, Alon sold 17 licenses for the sale of alcoholic beverages at 17 stores in New Mexico to SCS Beverage, Inc., a corporation treated as a pass-through entity that is wholly owned by Jeff D. Morris, Vice Chairman of the Board of Directors of Alon USA Partners GP, LLC (the “General Partner”), a wholly-owned subsidiary of Alon. Under rules and regulations of the New Mexico Alcohol and Gaming Division, a holder of a license to sell alcoholic beverages in New Mexico must provide substantial documentation in the application for and annual renewal of the license, including detailed questionnaires and fingerprints of the officers and directors of each entity beneficially owning 10% or more of the holder of the license. Alon engaged in this transaction to expedite the process of renewing the licenses by limiting the required disclosures to one individual stockholder. The purchase price paid by SCS Beverage consisted of approximately $2.6 million for the 17 licenses and approximately $0.2 million for the inventory of alcoholic beverages on the closing date. The purchase price was paid by SCS Beverage issuing to Alon a demand promissory note in the amount of $2.8 million. The demand note is payable solely by transferring the licenses and inventory existing at the time of payment back to Alon. The demand note is secured by a pledge of the licenses and the inventory and a pledge of 100% of the stock of SCS Beverage. Pursuant to the purchase and sale agreement, SCS Beverage granted Alon an option to re-acquire the licenses at any time at a purchase price equal to the same purchase price paid by SCS Beverage to acquire the licenses.
As the holder of the New Mexico licenses, SCS Beverage is the only party entitled to purchase alcoholic beverages to be sold at the locations covered by the licenses and to receive revenues from the sale of alcoholic beverages at those locations. Simultaneously with the transfer of the licenses, SCS Beverage entered into a premises lease with Alon to lease space at each of the locations covered by the licenses for the purpose of conducting the alcoholic beverages concessions. The total annual payments by SCS Beverage to Alon under this premises lease agreement have averaged approximately $1.83 million over the last three fiscal years and are subject to adjustment by Alon based on the volume of sales of alcoholic beverages at the locations covered by the licenses. To date, the profits realized by SCS Beverage from the sale of alcoholic beverages at these locations have not exceeded lease payments by SCS Beverage to Alon and it anticipates that this will continue to be the case in the future. As a result, Mr. Morris has not received any economic benefit from the ownership of SCS Beverage, and Alon does not anticipate that Mr. Morris will derive any economic benefit from his ownership of SCS Beverage in the future.
Alon Assets Dividends
In connection with dividend payments by Alon to its stockholders in 2015, Mr. Morris was paid dividends on the shares held by him in Alon Assets. The total dividends paid to Mr. Morris in 2015 from Alon Assets was $414,899.
Alon USA Partners, LP
In November 2013 Alon USA Partners, LP (the “Partnership”) completed an initial public offering of 11,500,000 common units representing limited partner interests. As of December 31, 2015 the common units held by the public represent 18.4% of the Partnership’s common units outstanding. Alon owns the remaining 81.6% of the Partnership’s common units and the General Partner owns 100% of the general partner interest in the Partnership, which is a non-economic interest. In connection with the public offering, Alon, through its subsidiaries, entered into agreements to maintain certain supply arrangements and to allocate expenses between Alon and the Partnership. A brief description of these agreements is provided below.
Omnibus Agreement
Under the terms of the Omnibus Agreement between the Partnership and Alon, the Partnership has the right of first refusal if Alon or any of its controlled affiliates has the opportunity to acquire a controlling interest in any refinery and related crude oil and refined product logistic assets, including non-retail transportation terminal sales, and that operate in Arizona, Arkansas, Colorado, Kansas, New Mexico, Oklahoma or Texas. In addition, pursuant to the terms of the omnibus agreement, the Partnership has a 60-day exclusive right of negotiation if Alon or any of its controlled affiliates decide to attempt to sell any refinery and related crude oil and refined product logistic assets, including non-retail transportation terminal sales, that operate in Arizona, Arkansas, Colorado, Kansas, New Mexico, Oklahoma or Texas.
Services Agreement
The Services Agreement among the Partnership, the General Partner and Alon addresses certain aspects of the Partnership’s relationship with the General Partner and Alon, including the provision of certain general and administrative services by Alon to the Partnership and the Partnership’s agreement to reimburse Alon for such services; and the provision by

Alon to the Partnership of such employees as may be necessary to operate and manage the Partnership’s business, and its agreement to reimburse Alon for the expenses associated with such employees.
Pursuant to the Services Agreement, the Partnership has agreed to reimburse Alon for (i) all reasonable direct and indirect costs and expenses incurred by it in connection with the performance of these services and (ii) all other reasonable expenses allocable to the Partnership or the General Partner or otherwise incurred by Alon in connection with the operation of the Partnership’s business.
Equipment Lease Agreements
In June 2014, an Alon subsidiary entered into six-year lease agreements with the Partnership to lease equipment at the Big Spring refinery. The lease agreements were effective July 1, 2014, and require fixed monthly payments amounting to $4.9 million annually.
Tax Sharing Agreement
Under the terms of the Tax Sharing Agreement between the Partnership and Alon, the Partnership must reimburse Alon for the Partnership’s share of state and local income and other taxes borne by Alon as a result of the Partnership’s financial results being included in a combined or consolidated tax return filed by Alon.
Fuel Supply Agreement
Pursuant to the terms of the 20-year Fuel Supply Agreement between the Partnership and Southwest Convenience Stores, LLC (“Southwest”) a subsidiary of Alon, the Partnership supplies substantially all of the motor fuel requirements of Southwest’s retail convenience stores. The volume of motor fuels sold under the Fuel Supply Agreement is determined monthly based upon Southwest’s estimated requirements. Southwest purchases such motor fuels at a price equal to the market price per unit in effect at the time of delivery less applicable terminal discounts plus all applicable freight, taxes, pipeline tariff and delivery place differentials.
The Fuel Supply Agreement additionally provides for (i) Southwest’s mandatory participation in the Partnership’s credit card payment network, (ii) Southwest’s use of the “Alon” trade name and related marks in connection with the use of the credit card payment network and the resale of the motor fuels purchased pursuant to the Fuel Supply Agreement, and (iii) marketing services for the benefit of Southwest (at an additional cost).
Asphalt Supply Agreement
The Partnership also entered into a 20-year Asphalt Supply Agreement with Paramount Petroleum Corporation (“Paramount”), a subsidiary of Alon, under which Paramount purchases all of the asphalt produced by the Partnership. The volume of asphalt sold pursuant to the Asphalt Supply Agreement is based upon actual production, but the Partnership is required to provide good faith non-binding forecasts of its monthly production estimates for each contract year.
Products are sold under the Asphalt Supply Agreement at prices equal to the three day average price for such product, determined by reference to the value derived from the pricing formula set forth in the Asphalt Supply Agreement for such product on the day of delivery or lifting and for the two business days prior to the date of delivery or lifting. Products with a contract term exceeding one year require the parties to meet annually to reexamine the price for such product.

PROPOSAL 1
ELECTION OF DIRECTORS
The following nominees have been selected by the Board for submission to the stockholders: Ezra Uzi Yemin, Ilan Cohen, Assaf Ginzburg, Frederec Green, Ronald W. Haddock, William J. Kacal, Zalman Segal, Mark D. Smith, Avigal Soreq, Franklin R. Wheeler and David Wiessman, each to serve a one-year term expiring at the annual meeting in 2017.
The Board believes that each director nominee will be able to stand for election. If any nominee becomes unable to stand for election, proxies in favor of that nominee will be voted in favor of the remaining nominees and in favor of any substitute nominee named by the Board. If you do not wish your shares voted for one or more of the nominees, you may so indicate when you vote.
Your Board Recommends a Vote “FOR” Each of the Nominees Above.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of Alon for the year ending December 31, 2015. The Board is asking stockholders to ratify this appointment. Although SEC regulations and the NYSE listing requirements require Alon’s independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board considers the selection of an independent registered public accounting firm to be an important matter to stockholders and considers a proposal for stockholders to ratify such appointment to be an opportunity for stockholders to provide input to the Audit Committee and the Board on a key corporate governance issue. If the appointment of KPMG LLP is not ratified, the matter of the appointment of the independent registered public accounting firm will be considered by the Audit Committee.
Representatives of KPMG LLP are expected to be present at the annual meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to answer questions.
Your Board Recommends a Vote “FOR” Proposal 2.

OTHER MATTERS
The Board does not know of any other matters that are to be presented for action at the annual meeting. If, however, any other matters properly come before the annual meeting or any adjournment(s) or postponement(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.
INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this Proxy Statement documents we file with the SEC. For additional information, please see the following items to be included in our 2015 Annual Report on Form 10-K: “Financial Statements and Supplementary Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure”, and “Quantitative and Qualitative Disclosures about Market Risk,” each of which are hereby incorporated by reference.
This Proxy Statement incorporates important business and financial information about Alon from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this Proxy Statement through our website, www.alonusa.com, and from the SEC at its website, www.sec.gov, or by requesting them in writing from Alon’s Investor Relations Department at Alon USA Energy, Inc., 12700 Park Central Dr., Suite 1600, Dallas, Texas 75251 or by telephone at (972) 367-4000. Requested documents will be sent by first class mail within one business day of Alon’s receipt of your request.

STOCKHOLDER PROPOSALS
Stockholder Recommendations for Nomination of Directors
The Board’s NCG Committee will consider nominees for directors recommended by stockholders of Alon and will evaluate such nominees using the same criteria used to evaluate director candidates otherwise identified by the NCG Committee or the Board. Stockholders wishing to make such recommendations should write to the Board in care of the Secretary of Alon USA Energy, Inc., 12700 Park Central Dr., Suite 1600, Dallas, Texas 75251. Persons making submissions should include the full name and address of the recommended nominee, a description of the proposed nominee’s qualifications and other relevant biographical information.
Stockholder Proposals for Annual Meeting in 2017
To be considered for inclusion in Alon’s proxy statement for Alon’s 2017 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals must be in writing and submitted to the Secretary of Alon USA Energy, Inc., 12700 Park Central Dr., Suite 1600, Dallas, Texas 75251, and must otherwise comply with the requirements of Rule 14a-8. The proposal must be received not less than 120 days prior to the first anniversary of the date the proxy statement for the preceding year’s annual meeting was released to stockholders. For Alon’s 2017 annual meeting of stockholders, such proposal must be received on or before December 2, 2016.
Stockholders who desire to present business at Alon’s 2017 annual meeting of stockholders, without inclusion in the proxy statement for such meeting, including a nomination of a candidate for election as director at such meeting, must notify Alon’s Secretary of such intent in accordance with Alon’s bylaws by writing to the Secretary of Alon USA Energy, Inc., 12700 Park Central Dr., Suite 1600, Dallas, Texas 75251. To be timely, such notice must be received not later than 60 days prior, nor earlier than 90 days prior to, March 31, 2017; provided that if the date of the annual meeting is advanced more than 30 calendar days prior to or delayed by more than 30 calendar days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is first made. The advance notice must also meet the other requirements of Section 8(c) of Alon’s bylaws. You may obtain a copy of Alon’s bylaws in the “Corporate Governance” section of the “Investor Center” section of Alon’s website (www.alonusa.com) or by writing to Alon’s Secretary at the address above.
The above Notice of Annual Meeting of Stockholders and Proxy Statement are sent by order of the Board.
James Ranspot
Senior Vice President, General Counsel and Corporate Secretary